Exhibit 99.2

ProQuest Company Third Quarter 2005 Earnings Conference Call

October 27, 2005

Operator

Good afternoon. My name is Felicia and I will be your conference facilitator. At this time I would like to welcome everyone to the ProQuest Third Quarter Earnings release conference call. [OPERATORS INSTRUCTION]. I would now like to turn the call over to Mark Trinske, Vice President of Investor Relations. Please go ahead sir.

Mark Trinske—ProQuest Company—Vice President Investor Relations

Thank you operator. Good afternoon everyone. Thank you for joining us for ProQuest Company’s Third Quarter 2005 conference call. This is Mark Trinske, Vice President of Investor Relations at ProQuest Company. On today’s call, we will bring you information about our third quarter financial results and a review of our strategic progress. Our third quarter earnings press release complete with detailed financial tables was issued at 4 ‘o clock Eastern Time today. The earnings release, a rebroadcast of today’s call, and the transcript of today’s conference call will all be available on our corporate website, which is proquestcompany.com. We will be making statements today that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements, which could cause our performance to differ materially from the statements made today. You can find the discussion of these risks and business trends in the Company documents on file with the SEC. Our financial results are presented in accordance with generally accepted accounting principles or GAAP. We include non-GAAP figures in our news releases and other communications to provide additional information to investors regarding our financial and business trends. Reconciliation of these figures to GAAP amounts are included in our press releases, our filings with the SEC, and on our corporate website. Unless noted otherwise, all amounts referenced today are for continuing operations only. The results of the powersports DMS business that we filled in June of 2004 has been excluded from the 2004 income statement for purposes of comparison. On today’s conference call, Kevin Gregory, Senior Vice President and Chief Financial Officer will start with a brief overview of ProQuest Company’s financial results for the third quarter. Alan Aldworth, our Chairman and Chief Executive Officer, will comment on the quarter and discuss progress on the Company’s growth platform. And Ron Klausner, newly appointed President of ProQuest’s education businesses will give an update on Voyager Learning. Then we will open the call for your questions. Now I would like to turn the call over to Kevin Gregory.

Kevin Gregory—ProQuest Company—SVP & CFO

Thanks Mark. Let’s review ProQuest’s results for the quarter. At Information and Learning, revenue increased 59% over the prior year. Excluding acquisitions, revenue growth was 3%. Voyager is continuing to see strong renewal rates and is expanding into new districts. During the quarter, Voyager was adversely impacted by Hurricanes Katrina and Rita, as well as attained some decentralized purchasing in New York. Ron will elaborate on these items in a few minutes. Revenue from published products increased 15%. Our published products continue to experience strong growth driven by market demand for these products, and continued improvements in library funding. We are expecting publish products to continue generating similar revenue growth for the remainder of the year.

Revenue from General Reference products increased 2% in the quarter. 4% revenue growth in our K-12 and higher end product was offset by continued declines in our reseller products. However, the decline in reseller products was less than we experienced in the first two quarters of this year. It is still early, but this is a good indication that we have reached the bottom of the decline in the reseller products. Our traditional products and course packs products performed as expected. We are in final negotiations regarding the divestiture of our periodical film and course packs business. And as such, we will not discuss these products further.

Let’s move on to Business Solutions. For the third quarter, Business Solutions generated revenue of $46 million, an increase of 10%. Excluding acquisitions, revenue growth was 4%. Revenue growth at Business Solutions was driven primarily by sales of new products we acquired during the year, and our new automotive business planning products. Excluding acquisitions, the automotive group showed growth of 4%. Within the automotive group revenue from our parts and service products grew 2% in the quarter. Business Solutions’ third quarter EBIT declined compared to the prior year. This decline was primarily a result of two factors, dilution from recent acquisitions, and expenses related to the General Motors EPC contract.

Recent acquisitions generated a loss of approximately $1 million in the third quarter. These acquisitions will continue to be dilutive in the fourth quarter. But as we continue to integrate these acquisitions and leverage our sales infrastructure, we expect the acquired product to generate future profit margins similar to Business Solutions’ historic margins. During the third quarter, we had approximately $1.5 million of charges related to our agreements to produce EPC for General Motors. These are charges for the creation of the EPC products and deployment of these products. They are incurred at the early stages of any new contract and are one-time in nature. We do anticipate these charges will continue in the fourth quarter. Overall, at Business Solutions, we’re making investments in 2005 that put us in a strong position for 2006 and beyond.

Now let us move on to cash flow. Free cash flow for the first nine months of the year was a use of $27.9 million versus a use of $5.8 million last year. This increased use of free cash flow is a result of the increased working capital of approximately $10 million due to Voyager’s seasonal selling cycle. In addition, the use of free cash flow increased over prior year as a result of capital spending of $5.6 million at Voyager and the acceleration of Capex related to investments in the library business. Before I turn it over to Alan, let me talk about our plans to provide guidance for the fourth quarter and full year. As I mentioned, we are currently in late stage negotiations with a potential buyer of our Periodical film and course pack businesses. Consequently, we will not be providing any detail about the potential sale at this time. But as soon as the transaction is complete, we will provide details. Since this transaction will impact our outlook and guidance for the fourth quarter and full year 2005, we believe it would be confusing to provide guidance we know will change in the very near future. As a result, we will provide detailed financial guidance for the fourth quarter and the full year at the Bear Stearns investor conference we are attending on November 8, as well as our Investor Day on November 10. This guidance will include the effects of the sale in detailed pro forma financials for purposes of comparison.

Now, I will turn the call over to Alan.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Thanks Kevin. This quarter despite facing some significant challenges, we saw solid growth in revenue and earnings. With Information and Learning, our higher education electronic publishing business continued to perform very well. At Business Solutions, we’ve seen an acceleration of our topline as a result of investments we’ve made in new products and acquisitions. We’ve seen some margin and profit erosions, but as Kevin mentioned, these are short-lived in nature. Like all of you, I am concerned and disappointed in the slower-than-expected growth that we’ve seen at Voyager in the third quarter. But, I am encouraged that while our shortfalls are significant, they are isolated to two areas, New York and the Gulf Coast region. Excluding these two areas, our results would have been at least as good as our guidance. As I talked to customers in these areas, I’m convinced that the issues are not related to dissatisfaction with the result that Voyager produces, simply stated Voyager gets results. I’m further encouraged by the underlying metrics, such as customer renewal rates, new customers and student achievements. When we look at these leading indicators over time, we will significantly grow this business, because we have many more customers continue to have a high retention rate of 95%, a much wider geographic distribution of our customer base than when we acquired the business and a continuing track record of outstanding student achievement.

Moving on as we announced in the press release, we are about to take another major step in the transformation into an Education Solutions company. Today, we announced the planned sale of our periodical microfilm and course pack businesses. The sale of these businesses will focus our resources, management time and investments on the digital published products that represent our future. The periodical film business, it’s simply not strategically important to us, and it has been an increasing drag on our resources and our precious time. The course pack business has just not lived up to our profitability expectations, despite several years of our best efforts. We can’t go through with any more detail right now with you as we are still in the final negotiations with the potential buyer. As Kevin noted, we expect to have a full update for you very soon. And finally, we continued to execute well on our growth platforms, which are K-12 classroom solutions, including Voyager, publishing value-added proprietary products for higher education and adding new information solutions products for our automotive customers.

I would like Ron Klausner now to comment on Voyager specifically, as you recall, we recently announced that Ron was named President of our education businesses on a full-time basis. As President, Ron has the responsibility for Voyager Expanded Learning and our other K-12 businesses. Ron?

Ron Klausner—ProQuest Education Businesses—President

Good afternoon everyone. I would like to start by saying how excited I am about the new opportunity at Voyager. My family and I are getting ready to make the move to Dallas from Ann Arbor. I am pleased to join the call today to talk to you about our progress. Voyager continues to renew existing customers at impressive rates and to help hundreds of thousands of children to learn to read. As you know, we faced some challenges at Voyager recently. I will discuss the challenges. But even with these challenges, let me share why I am jazzed about significantly growing this business.

Let’s look at some facts. During the quarter, we continued to build a solid growth foundation. We are in many more schools, more states, and we have introduced two new products, which are gaining traction and momentum. We also continue to realize a 95% retention rate with existing customers and have added 250 more net new customers. Our strategy to diversify our customer base from a concentration in only a few states is working. For example, a number of about $1 million plus revenue states including California, Florida, Tennessee, Indiana, Alabama, and Maryland, we have doubled the business in each of those states. We are also doing business of over $5 million in six states now versus three in the previous year. Compared to the first nine months of 2004, Voyager solutions are now at nearly 7,500 more classrooms and we are serving more than 150,000 new kids.

So, why I am confident? Voyager’s Solutions work. We are altering the horizon of so many kids, who otherwise are at risk to remain illiterate without the proper reading skills for future learning. Don’t take my work for it. In Central Florida, it was reported by Superintendent Roger Dearing to the Bradenton Herald, Manatee District achieved the highest summer gains in the State of Florida in 2005. Third grade students at risk of retention were provided four weeks of testing and subsequently tested. 72% of the kids achieved proficiency and were promoted to the fourth grade. This is in comparison to the previous summer when only 12% of at-risk third graders were successfully promoted after four weeks of using another reading program. Manatee cites the primary reason for the difference is Voyager. One of the fastest growing districts in the United States is Clark County, Nevada, Las Vegas. In an independent study of kindergarten conducted by Clark County, they found that after ten weeks, the kindergarten classes using Universal Literacy System as their core reading program outscored students using the major competitor’s program in every category. Or, the Maryland State Department of Education, in an evaluation for Reading First supplemental reading program rated Passport above 18 other reading programs and its effectiveness in teaching critical skills. It is the only program listed as addressing all five essential components of reading as outlined in No Child Left Behind. And we were the only program approved for all four grades, kindergarten to third grade.

The reading problem is not going away and Voyager consistently produces excellent results with struggling kids. This is evidenced not only by our 95% renewal rates among existing customers, but also recent recognition by a number of US states including Maryland, Colorado, and California. For the first time in Voyager’s history on September 8th, our Passport program became eligible for sale in California during the school day, a marketplace that was previously untapped by us. California, like many other states had a rigorous review and we were the only new publisher added to the list. As you know, California is the largest state in terms of student enrollment and we expect to see the impact of state’s approval of our program next year.

We also have two great new intervention solutions. VMath, our math intervention product and Reading Journeys, our reading intervention solution for middle and high school kids. We are piloting these programs so we can ensure we listen and learn from our customers, deliver results for struggling kids, an have similar efficacy as our other programs because we are about delivering results. We have also commissioned independent evaluations of these programs. Both VMath and Reading Journeys will be released nationally next year and will be proven with students results. We anticipate these two new programs will significantly impact revenue next year. Why else am I excited? I talked about the strategy to have greater customer dispersion. As planned, we have added 37 people in sales and marketing this year including doubling the number of field sales producers and adding six new sales leaders. Some of these newcomers have already contributed. The full impact of the expanded sales force will begin to be materially felt over time. We are able to attract top-notch talent because word is spreading that Voyager solutions work.

Now, let’s look at some challenges. As Kevin noted earlier, the hurricanes and a change in buying patterns in New York had a negative impact on our business in the third quarter. We are addressing these issues and taking appropriate action. First, let’s talk about the hurricanes. It’s important to note that currently over a fourth of Voyager revenue comes from Louisiana and Texas. Hurricanes Katrina and Rita hit us right in this concentrated area. The full year impact of customers loss in Louisiana and Texas when schools were destroyed or closed for an extended period will be $4 million. In addition, while Texas was responding to the impact of Hurricane Rita and taking steps to enroll Louisiana’s displaced kids into Texas schools, approved funding for reading and math intervention programs of more $100 million was delayed. This Texas state funding is just starting to be released and our sales team is poised to secure business. But this is months later than last year. So, we will be hard pressed to recoup all of this before the year-end due to the various approval levels. We anticipate approximately $10 million in revenue may slip into next year. This is in addition to the $4 million from schools that’s been lost.

How else are we addressing this challenge? As I noted, we are working our plan to widen our geographic reach and lessen the kind of risk. First, I will talk about New York. New York City schools have utilized the centralized purchasing method for the past two years, and changed this year to site-based purchasing. This means they previously issued a single centralized purchase order for all schools in the city, but now require each school to order individually. Only in late September, did New York City allowed the individual schools to begin to order the programs they need. Voyager will now sell its reading intervention and other products directly to each of the individual schools in the city. We now need to cover much more territory to make the sales. What used to be a single point of sale is now 1,225. This combined with New York state’s decision to extend their teachers’ Reading Academy over two years has resulted in $5 million less revenue this year. We believe this is mostly timing as we have deployed a site-based sales strategy in New York with a combination of increased inside sales resources, marketing air cover and outside sales producers. New York remains a satisfied customer despite the complexity and bureaucracy added to their buying process this year. We believe we will be successful over time in New York because many of their educators know our solutions work. So, we have seen some challenges at Voyager. We’ve addressed them and we are moving forward. I am disappointed in the results, but confident that the long-term prospects for this business remain sound. Why? Because illiteracy is a social epidemic that has not been solved. We have experts who know how people learn to read and why kids don’t learn to read with the same old failed approaches. In addition, we have a growing loyal customer base that is changing the reality of their children with Voyager solutions. Let me share an e-mail from a Voyager customer to her friend and someone considering Voyager. A little long, but I think worth your attention.

Hi, I am always happy to tell folks about Voyager. It has changed our lives here more than I can tell you. As we started applying for Reading First, our curriculum director began analyzing our core program and looking at test scores, not a very pretty picture. So, he started down that long trail of publishers and ran into a Voyager Learning rep. Well, things progressed from there, and as he studied it more and researched, he saw that Voyager appeared to be a perfect match to the requirements of Reading First. Well, we had only been using our core program for one year and there was a lot of flak about shelving it. But he assured us that we would not be disappointed with Voyager. Of course, we had some hesitation and some near mutiny, but we bought the plan.

Our kindergarten teachers were the most opposed to the change, but now they are the best Voyager cheerleaders we have. Last week one of them said, “why doesn’t the whole state adopt Voyager and let that be that.” Our test scores are very strong. As a Reading First school, we are required to administer DIBELS three times a year. I don’t know how familiar you are with that assessment, but I just wish I had written it. Having access to regular data is such a benefit. Our students are scoring quite well. First grade was nearly as strong and this includes our special ed kids. Second and third grades didn’t do as well but were up from where they had been. We are the first to raise our hands now when scores are asked for. You will be too. We will always have work to do in testing, but as our students have the opportunity to come all the way from K-3 as Voyagers, we are sure that this gap will close.

This customer letter has an elegance about it, but it’s not unusual. If I could paraphrase Malcolm Gladwell from his book The Tipping Point, more educators will speak with their wallets because the word is getting out that Voyager solutions work. Over time, we will widen our geographic reach, increase our customer base, make a difference for many more kids and successfully move into new areas such as middle school and math.

So, in summary, why am I confident? We make a difference for a little over half a million kids. A low estimate of struggling readers is 15 million students in the United States. The word is starting to spread. If you want results, Voyager is the best choice. Now I will turn it back to Alan.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Thanks Ron. I will now cover our higher education business and Business Solutions. Our second core platform of ProQuest is publishing value-added proprietary products for higher education. Our publishing strategy here involves creating unique archival and discipline-specific products. This strategy is working very well as evidenced by the fact that revenue in this category grew organically by 15% for the quarter. These products are seeing strong demand from libraries all over the world. We are expanding these high-demand products with an even greater depth of content.

Last quarter, you might recall that I talked to you about our new product , 19th Century Parliamentary Papers. Based on the excellent customer demand of this product, we are augmenting the existing 19th Century content with papers from the 20th and 21st century sessions of Parliament. In addition to that, we are adding nearly 6 million pages of British periodicals in the 17th through the early 20th centuries. We will release this new product in early ‘06. As I’ve noted, a very important aspect of our publishing strategy relates to archival and other news content. We are seeing continued strong demand for historical newspapers in the third quarter, we added more than 380 new subscribers, and eight major newspapers that I talked about before including Boston and Atlanta are now complete. Our third growth platform is adding new information solutions products for our automotive customers. Our performance management products help automotive companies improve their performance and profitability. Revenue from these products continue to grow during the second quarter. Kevin mentioned the investments we are making to generate revenue opportunities in the future. For example, we began deploying our Ford business planning tool to the market during the third quarter. And we are continuing to leverage the strong product development teams we acquired with Syncata to develop new warranty products. As Kevin noted, it’s an investment year at Business Solutions. The investments we are making now are positioning us for solid growth in earnings in 2006.

So, to summarize, we made progress building upon our strategic growth platforms during the quarter. At Voyager, we are expanding our geographic reach, adding many more new customers, and we are beginning to create sales from some of our excellent new products. We have seen some isolated challenges at Voyager as Ron articulated. We have identified them, and we have already taken action to resolve these issues. And finally, we are taking additional steps in the transformation of ProQuest into a higher growing publisher of education solutions. As we said, we are in final negotiations for the sale of our periodical film and course pack businesses. We expect to have an update for you soon on this transaction, and our updated full year guidance that will reflect the effect of this transaction. As we announced a few weeks ago, we are holding an Investor Day at Voyager Learning’s office in Dallas on November 9th and 10th. ProQuest management will be making presentations and we’ll have a Q&A panel discussion. We hope to see many of you there.

Operator, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Scott Krasik, CL King & Associates.

Scott Krasik—CL King & Associates—Analyst

Can you give us any just general run rate or some basic operating margin assumption for the traditional product that you are selling, so just to get a sense of potential dilution there?

Alan Aldworth—ProQuest Company—Chairman & CEO

We would prefer not to get into those details right now. The transaction is imminent and for obvious reasons the final negotiations, it’s probably prudent for us not to get into the slippery slope of talking about the details of those businesses and exactly what they are in the margin. That will be fully transparent on that when the transaction is announced.

Scott Krasik—CL King & Associates—Analyst

Will that be completely off by just using last year’s I&L margins?

Alan Aldworth—ProQuest Company—Chairman & CEO

I don’t think I would do that because of the mix of businesses that are involved there—before you do that I would wait for the full guidance that we will give you on that.

Scott Krasik—CL King & Associates—Analyst

Okay, and then would you say if you have sort of a list of priorities for use of the proceeds—would that be to pay down debt or do you have other plans?

Alan Aldworth—ProQuest Company—Chairman & CEO

For that transaction, the immediate use of the proceeds would go against debt but as always we have said that with our free cash flow and our borrowing capacity, we will invest at the most appropriate ways—whether that be retiring debt, buying back shares, or making acquisitions.

Scott Krasik—CL King & Associates—Analyst

Okay, but for the simple sake, we could maybe assume proceeds to go against debt. Okay. And then, could you run through just again, New York City, did I hear that New York City was $5 million in revenues last year?

Ron Klausner—ProQuest Education Businesses—President

The decrease was about $5 million.

Scott Krasik—CL King & Associates—Analyst

Decrease. So, if that was one purchase order for 1,200 schools, how many schools do you currently have orders from in New York City?

Ron Klausner—ProQuest Education Businesses—President

Currently, this year, now?

Scott Krasik—CL King & Associates—Analyst

Yes.

Ron Klausner—ProQuest Education Businesses—President

I don’t know the exact number, but it will probably be somewhere around 40%.

Scott Krasik—CL King & Associates—Analyst

40% of that. And you think it’s realistic to get back what percent of that?

Ron Klausner—ProQuest Education Businesses—President

We think over time, we will get back the vast majority of what we lost, but it does take time to go school-by-school.

Scott Krasik—CL King & Associates—Analyst

Is over time the reminder of 2006 or 2007?

Ron Klausner—ProQuest Education Businesses—President

No, in 2006.

Scott Krasik—CL King & Associates—Analyst

In 2006, okay. And then, I guess in terms of the scope of the dilution from GM and also the Business Solutions acquisitions, should I figure about the same amount for next quarter as well?

Kevin Gregory—ProQuest Company—SVP & CFO

Yes, with regard to that, it will be a little bit less. We were ramping up on the GM, so that will tail off a little bit, but not too far, not too far of where it was in the third quarter is reasonable.

Scott Krasik—CL King & Associates—Analyst

So, if it was 2.5 million in Q3, maybe 2 million plus in Q4?

Kevin Gregory—ProQuest Company—SVP & CFO

Between 2 and 2.5 is a good estimate.

Scott Krasik—CL King & Associates—Analyst

Okay, I will jump back in. Thanks guys.

Operator

Michael Meltz, Bear Stearns.

Michael Meltz—Bear Stearns—Analyst

Great, thank you. I was just hoping you could clarify the comments on Voyager. I certainly understand what you are saying about the third quarter. So, are you saying there is not an impact on Q4 that whatever you had been expecting to get in the fourth quarter, you are going to get and there is not a push of that into ‘06? That’s my first question. And then, the second question, just so I’m clear on what you are selling, this is a piece of traditional and a piece of XanEdu. I think there was some confusion there. And third, can you talk about Capex spending full year, what your expectation is?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

On the first question with respect to Voyager, the losses that we experienced in Q3 in Louisiana primarily that we talked about in our earlier press release are primarily a Q3 event, they won’t impact Q4—they won’t be recovered, but we weren’t anticipating much in sales in those locations in the fourth quarter. In Texas, there is a Q3 and a Q4 impact because as Ron referred to—there’s more than $100 million of intervention funding that has been delayed by several months now, which is just coming out. So, it’s happening, it’s been funded, but there is a process now that has been started where school boards have to go through their approvals, processes. So that—because it’s been so delayed, it will fall into the ‘05-’06 school year, but the amount that we will realize from Texas related to that funding will be down from last year because more of that will spill into ‘06. So, there is a Q4 impact related to Texas because we are still seeing the delays from that now and it will, in November, start to make some of the sales that we should have been making several months ago.

Michael Meltz—Bear Stearns—Analyst

Do you think that impact would be similar to that 10 million impact in Q3?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Yes.

Kevin Gregory—SVP & CFO

I think probably the easiest way to think of it is the $4 million related to schools that were gone, we don’t anticipate we will recover that this year. It was an impact of the third quarter and we don’t anticipate we will get it back. The $10 million—we anticipate that that will come back but probably not until early next year. And then the $5 million that Ron referred to.

I believe, we will get some of that back in early ‘06, but we don’t know how much of that will be early ‘06 or we will have to wait for next selling season, if you will.

Michael Meltz—Bear Stearns—Analyst

But, Kevin you are saying there is another $10 million in Q4 that you are not going to get?

Kevin Gregory—ProQuest Company—SVP & CFO

Yes, it is going to push out of the full year, correct.

Michael Meltz—Bear Stearns—Analyst

In addition to the Q3 amount?

Kevin Gregory—ProQuest Company—SVP & CFO

No, no. The total amount that we will push out of 2005 related to funding, we believe, is around $10 million. That’s the cumulative impact that we will push out of the year.

Michael Meltz—Bear Stearns—Analyst

Okay. That wasn’t my understanding from the last answer. I will follow-up on that afterwards. You may want to clarify that though I think for the audience, what you are expecting from Voyager in the fourth quarter.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

What we are saying, Michael, is that the full-year impact now of the hurricanes is in the $15 million or so range, roughly 10 million from Texas and $4 to $5 million from Louisiana and other Gulf Coast areas.

Michael Meltz—Bear Stearns—Analyst

So, are you still guiding to about $40 million of Voyager revenues in the fourth quarter?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Voyager in total will be roughly flat with last year for the fourth quarter.

Michael Meltz—Bear Stearns—Analyst

Okay, thank you, and the Capex question?

Kevin Gregory—ProQuest Company—SVP & CFO

With regard to the Capex question, that is obviously with a stable businesses that has an impact on the Capex. That is one of the things we will be giving pro forma guidance on, when we give the guidance after the transaction. But, I think that this high level guidance, it was on track to achieve what we anticipated at the beginning of the year.

Michael Meltz—Bear Stearns—Analyst

Okay, and the question about what you are actually selling?

Kevin Gregory—ProQuest Company—SVP & CFO

With regard to what we are selling, you are correct, it will be a portion of the traditional product line that we always speak up, as well as the classroom product line that we normally talk about, which is in effect XanEdu.

Michael Meltz—Bear Stearns—Analyst

So, it’s all XanEdu?

Kevin Gregory—ProQuest Company—SVP & CFO

Correct.

Michael Meltz—Bear Stearns—Analyst

Okay, and your answer on the margin was since XanEdu is not as profitable or is, I assume maybe a modest money loser—that was your comment on the margin impact?

Kevin Gregory—ProQuest Company—SVP & CFO

Correct.

Michael Meltz—Bear Stearns—Analyst

Okay. Thank you and sorry for the litany of questions.

Operator

John Cristiano from UBS.

John Cristiano—UBS—Analyst

Hi. Just a couple of questions to clarify here. One on Voyager. Is there anything you can give us a—any kind of geographic breakdown or by state or I don’t know, region, just to get the exposure? I guess I was surprised with the exposure that you had to Texas, Louisiana, I think, so that was about a quarter. So, you have exposure to New York. Are there any other large pockets that can go through with those pieces? On the automotive side, the GM contract, is this contract, I mean clearly you had a lot of nice work from them, I think you had to accept lower margins with that. If you can just go into any kind of details, I guess, what the benefits are of the contracts and what that’s going to mean going forward for Business Solutions and how much of that work will be leveraged into other areas of Business Solutions? And lastly, just a question on the tax rate number, it looks like it was a little lower than what I thought, so if you can just talk to that?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

I will give a little color on the geographic of the Voyager and then at our Investor Day, we are really going to drill in much deeper on Voyager. When we acquired the business at the beginning of this year and we talked about this as a risk right from the start that there was a high degree of concentration, primarily in Texas, New York, and Philadelphia. As Ron has mentioned, that has significantly been dispersed now, the concentration is less, it’s still, on a year-over-year basis concentrated in those areas, which is why the impact in Texas and New York have depressed our overall growth, but if you just take New York out of the equation, I am sorry, if you take the hurricane effect out of the equation, the business is actually, despite the delays in New York, the total business is actually growing at more than 20%. So, to get back to our original guided full year numbers, if you simply add back the lost business and delays that are directly related to the hurricanes, you get back to about 20% plus top-line growth number. Other than those areas, I would say there is much less concentration and it runs more along the size of the relative urban markets. There are some large urban markets that we are just beginning to penetrate like Los Angeles, but there are no significant areas that kind of—as I said, it kind of runs along the size of the markets and the size of the school districts. Ron, do you have anything to add to that?

Ron Klausner—ProQuest Education Businesses—President

Only as I said that, we are now in six states with more than $5 million versus $3 at the same time last year. So, it really is a lot more dispersion, but we still have concentration in Texas.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

We are probably half as concentrated as we were at the beginning of the year right now.

John Cristiano—UBS—Analyst

Okay.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

There was a question on tax rate and was there another one in the middle? Do you want to address that?

Kevin Gregory—ProQuest Company—SVP & CFO

Yes, I will address the tax rate. The tax rate is down a little. We had been booking at a 35% tax rate. Obviously with the acquisition of Voyager, we were really analyzing to see what the tax rate is. Now, seeing their strong selling season, we believe that 34% is a more accurate effective rate and we showed tax rate that reflected that in the third quarter. So, we will see an effective tax rate of 34% for the full year as being the more realistic.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Does that answer your question on the tax rate? I think your second question was about the GM contract and the margin. There are some pluses and minuses in the GM contract that is signed. The royalty rate is higher, but there are other changes in the pricing of the seats and additional dealers and additional brand. So, net, I think that the GM contract is a long-term positive for us.

John Cristiano—UBS—Analyst

Long-term positive because you also locked them up for quite a while, is that right?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

That’s right—that’s what I mean and it sets the stage for other products and other geographies around the world for similar deals.

John Cristiano—UBS—Analyst

I mean, the work that you are doing now is very substantial work and GM is a substantial customer. But, I mean, are you going to be able to leverage this work for other products or is it somehow exclusive for GM?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

No, clearly, the additional products that we are creating for GM—we will be able to leverage across other manufacturers and in fact, we are in discussions with multiple manufacturers on this new set of products.

John Cristiano—UBS—Analyst

Okay, thank you.

Operator

Alex Yaggy, Morgan Stanley.

Alex Yaggy—Morgan Stanley—Analyst

Hi, thanks for taking my question. I have a couple of questions related to Voyager. I will just ask them all at once. First of all, just to clarify, you expect Voyager sales to be flat for the fourth quarter with last year when you include all the disruption you have had this year. I just want to make sure that’s correct and find out what your sales actually were in the fourth quarter of last year? And second, in your pre-release, you talked about Texas and you talked about hurricanes, but this is the first we are hearing of issues in New York. So, I am going to get some understanding as to why we are you just hearing about that now? And then finally, in regards to New York, if you are going to have to build up your sales force to go to 1,200 individual schools and whatever the number is, what kind of cost does that entail—is it a material cost impact in the next couple of quarters or is it just going to be made up as sales pick up? That’s it—thanks.

Alan Aldworth—ProQuest Company—Chairman, President and CEO

Sales at Voyager in the fourth quarter last year were about $27 million. That’s the first question. The second question is, our pre-release was focused exclusively on the effects of the hurricane. Once it was apparent to offset that the catastrophic event of the hurricane was a material event, we thought it was important to disclose that. New York is another significant issue, but it’s in the context of there are lots of gains at Voyager, there are some problems at Voyager and we didn’t see a point in going into all of the details of other customers in other states at Voyager or other businesses at that time. The proper time to do that is with earnings release. So, our pre-release was not intended to talk about all of the issues or opportunities that we saw at Voyager, but to focus exclusively on the material impact of the hurricane.

Ron Klausner—ProQuest Education Business—President

There is a pretty modest immaterial cost relative to the sales organization. The reason for that is a lot of these are existing customers. So, they know the product. So, the vast majority of the contracts are inside sales, but that still takes time. So, yes, there will be an incremental cost but it will not be a significant one.

Alan Aldworth—Chairman, President & CEO

And we had recognized when we made the acquisition that we were going to have invest significantly in the sales organization that I think we in fact, I know we have articulated, as we talked about the risks of the business at the time of the acquisition—that in addition to the high concentration of sales in certain geographic areas, there was a high concentration of sales among a very limited amount of sales representatives and that for this organization to be truly scalable and to reach its potential, we were going to have to make significant investments and grow the sales and marketing organizations. So, the kinds of investments that we had to make in New York to go to site-based selling is really within the context of the kinds of sales and marketing investments that we knew we would have to make when we acquired the business.

Alex Yaggy—Morgan Stanley—Analyst

Okay. And I don’t know how much you can say, but in regards to the sale of the microfilm business, I realize that’s a reasonably high-margin business. Within the 12 months going forward, should we expect for you to overcome some of that dilution?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

I think again, the questions about the details of the transaction and the outlook going forward are probably best answered when we can talk about all the details of the transaction. One question will lead to another if we start down this path.

Alex Yaggy—Morgan Stanley—Analyst

Okay, thank you.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Thank you.

Operator

Brandon Dobell, Credit Suisse.

Brandon Dobell—Credit Suisse—Analyst

Thanks—hi guys. On the XanEdu, two questions. Where do you think you were off in how you looked at either market opportunity or competition? Because I think I remember two, three years ago, that was a pretty good opportunity. And second, if you could refresh us on what the investment was into that product that’s kind of proportion of the overall Digital Vault initiative that was characterized backed in? And then a couple of balance sheet questions for you guys. If you look at deferred income year-on-year, pretty big downtick. Can I get a feel for what to think about that or how to look at that? And then prepaid royalty is, obviously, a pretty big year-over-year uptick and is there something with Voyager that’s driving that or is that just you are seeing growth in published products versus elsewhere?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Brandon, I’ll take the first question first related to XanEdu. I would say the following three sayings about XanEdu in terms of our expectations. First, the shift from print to electronic course packs did not happen at the rate that we had expected that they would. So, it was still largely a print business, which is a low margin business that’s very competitive with local mom and pop shops. Related to that there is, within the print course pack business, copyright piracy is widespread. It’s commonplace. So, if you’re honoring copyright competing against competitors who don’t honor copyright, you are at a disadvantage and so that was a challenge for us. And then lastly, the XanEdu electronic tool that originally was believed to be so valuable to professors is no longer really necessary as professors can incorporate electronic content that they grab electronically or scan right into their course management system. So in a sense, the tools created by XanEdu was disintermediated by the course management systems themselves, so you didn’t need a separate application to, in effect build a course pack. So, the XanEdu business that we envisioned has essentially morphed into selling electronic content to institutions and facilitating the legal use of that content within the context of the classroom. And that business we continue to do in support through ProQuest. I guess the last thing I’d say about XanEdu is that the amount of already owned ProQuest content that was appearing in the course packs was a smaller percentage, probably only about a quarter than we had expected and hoped. So, a lot of the content that went into the course pack had to be, we had to create separate rights for those. So, it’s still—it’s not a terrible business but it didn’t live up to our—primarily live up to our margin expectations and was largely a print business.

Brandon Dobell—Credit Suisse—Analyst

Okay. In terms of investments that you guys put into it, I think in kind of the ‘03—I guess ‘02, ‘03 time frame?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Kevin?

Kevin Gregory—ProQuest Company—SVP & CFO

In terms of the investments that we put in, it is in the range of—hold on one second—maybe we can answer other questions, I can get that answer for you.

Brandon Dobell—CSFB—Analyst

Deferred income and prepaid growth.

Kevin Gregory—ProQuest Company—SVP & CFO

Deferred income, that basically, the decline there is related to the film business as well as timing. We always have timing related to when billings go out and that always has an impact on the deferred income. And in the prepaid royalties, it is basically continuing the trend that we’ve seen really over the last year or two where publishers are looking for more of a contemporaneous payment as opposed to true-up payment.

Brandon Dobell—Credit Suisse—Analyst

Is there any kind of core pricing pressure upward in that business or is it just for—just want to get paid for more of the volumes that you guys are doing?

Kevin Gregory—ProQuest Company—SVP & CFO

Yes—we generally see more of a push on getting paid earlier, and close to pressure on increases in royalties.

Brandon Dobell—Credit Suisse—Analyst

And the final question, looking at the investment, maybe for Alan, the sales force question around the combination of New York and its expectations for growth for that business. I’m sure you had expectations for how many people you are going to hire this year or into ‘06 in the business. Are those expectations going to remain the same and you are still going to allocate them differently now into New York versus putting them into California, Missouri, Illinois wherever, or do you need to now up those expectations for sales force additions given what has happened in New York, but with your plans to still expand nationally still in place?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

I think even if New York hasn’t switched, we would have added sales reps in New York to make sure that we have those direct touch points with the customers. New York is not a unified school district, so the central office has—it doesn’t have as much authority as other unified school districts to make those decisions. So, the fact that they were doing it to begin with was a little bit unusual. So, we would have planned to add reps, but I think the shift happened abruptly and sooner than we had expected. But I don’t know that our plans going forward are much different than we would have executed any way, even if they hadn’t changed their buying pattern. We need to have a lot of people, a lot of touch points because the sales people not only go in there and sell, but they stay close to the customer and they work with the implementation team and they are part of the relationship with the customer, which is so important to us and our customers.

Brandon Dobell—Credit Suisse—Analyst

Okay. Thanks.

Operator

Kirsten Edwards, ThinkEquity Partners.

Kirsten Edwards—ThinkEquity Partners—Analyst

I was wondering about the $4 million related to the Katrina, was that just affected areas, or was it also Texas buyers that were maybe distracted with the displaced students?

Kevin Gregory—ProQuest Company—SVP & CFO

The $4 million is really the directly affected schools in the Hurricane zone. So, these are schools that will be out for a long time. A few of them have come back to school, but for the most part these were the directly impacted schools that were customers of ours that were directly devastated by the Hurricane and most of which continue to remain closed.

Kirsten Edwards—ThinkEquity Partners—Analyst

Okay and was there a factor, I know you attributed $10 million in Texas to the funding delay, but do you think any part of that was related to essentially being distracted by dealing with the aftermath of the Hurricane?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

That is exactly what caused the delay—was starting with the—when the legislature was scheduled to meet to approve the funding, the second hurricane was bearing down on them. So, all routine business got put on hold as they scrambled to figure out how they were going to accommodate all of the victims of Hurricane Katrina and then deal with their own hurricane that was bearing down on them. So, the $10 million that we referred to—that’s mostly delays—is a secondary effect. It’s the distraction factor in Texas and again, that funding has been approved and it is beginning to find its way into the bureaucratic process that will eventually result in purchase orders, but that process takes some time.

Kirsten Edwards—ThinkEquity Partners—Analyst

Okay, and then, just circling back to the New York issue—are there any, without saying what your concentration is or exposure to any areas, is there any other big districts that you are seeing that are likely to undergo a change like this? Is this some type of a trend, is it completely unique to New York?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

I think it is pretty unique to New York and I can’t foresee another district where there is a large central purchase that we believe is in risk of going decentralized.

Ron Klausner—ProQuest Education Business—President

And in New York, the results were very good. So, the impact we have in New York City and continue to have in New York City are very, very strong. So, a lot of these districts, in fact is the first filter of how you are performing.

Kirsten Edwards—ThinkEquity Partners—Analyst

Okay. Great, thanks. That’s all my questions.

Operator

Jim Kitzinger, Kitzinger Lautmann Capital.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Good afternoon, guys. My confusion on Voyager for the fourth quarter. You talked about $10 million of funding in Texas that you guys had expected to show up in the third quarter, that didn’t. Incrementally to that, how much were you expecting in the fourth quarter to show up because everyone’s model is near $40 million for Voyager for that quarter. So, Alan, was there another $10 million because of that funding, I mean, Alan was there $10 million in the third quarter and $10 million in the fourth quarter from Texas that, three months ago, that you had build into your forecast?

Alan Aldworth—ProQuest Company—Chairman, President, and CEO

I think I will let Ron try to explain it because I guess I’m not being clear.

Ron Klausner—ProQuest Education Business—President

Let me just start with the process and then maybe hopefully it helps and then I will get to the numbers. You may or may not know the process. The process, the money gets released, either at the federal or state levels. So, this week for example, the accelerated reading initiative and the accelerated math initiative in Texas released. The districts then, are told, “This is how much you have to spend.” We then tried to close that business, one of these are existing customers. And then, after they say yes, then they have to go in front of a board, which only meets once a month. So, it’s a period of timing—it’s not a perfect time to say what would come in Q3, what would come in Q4. If you recall, at the last call, we said we weren’t exactly sure when some of this business is going to come in. The impact between both quarters of delayed business that would go into 2006 is approximately $10 million. In fact, our loss business that we’ve already lost is approximately $4 million from Katrina.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Ron, let me follow up then. Let’s make the assumption then that you didn’t have this hurricane, you guys would have reported a $54 million number in the third quarter for Voyager, correct? And this is what you’ve told us, $4 million and $10 million?

Ron Klausner—ProQuest Education Businesses—President

Again, a lot of that $10 million would have been between both quarters, Q3 and Q4, it is very difficult to say how much of the $10 would have been in Q3 and how much of the $10 would have been in Q4.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay.

Kevin Gregory—ProQuest Company—SVP & CFO

The $4 million was definitely Q3. The $10 million, that was among the stuff that we said we are not sure whether that’s going to hit Q3 or Q4.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Yes, but at least some of them would have been in Q3 and some in Q4, correct?

Kevin Gregory—ProQuest Company—SVP & CFO

Correct.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

If we then move forward and Alan, you are talking about a flat year-over-year quarter, 27 million in the fourth quarter. I guess maybe I’m naive but my expectations were for that quarter to be $10 million, upper 30s to 40, all things being equal. I mean to get to the 20% growth that you guys talked about in the second half of this year, you needed approximately $80 million of revenues over those two quarters? We are now looking at under 70 as you guys define it?

Kevin Gregory—ProQuest Company—SVP & CFO

I think you are right Jim and what that is, is basically the $4 million that is lost business, and the $10 million that is being pushed out of this year into ‘06. So, I think that’s the reconciling item to get you to, kind of the numbers that are out there now, $70 million. I mean, that’s probably the best way to think of it Jim.

Alan Aldworth—ProQuest Company—Chairman, President, and CEO

And New York is down, but lots of other places are up, so call that out. There is enough profitable achievements in other areas kind of fee, etcetera, that offset the problem in New York. So, when you net it all together, the difference between where we are likely to come up for the year and our guidance relates back to the hurricane impact.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay. As we look forward, how do we gauge on how this $10 million from Texas is going to fall, whether it’s Q4 or Q1? And is this a—if the money is now released, I mean it’s early November, so I guess what you are saying is these products, all things being equal, would be shipped in December or January?

Ron Klausner—ProQuest Education Businesses—President

We need to get an agreement and pick a large district to play this out. A large district gets their money, some have started to get it, some of them have not. But a large district, take a district like San Antonio, Texas, they get their money. They say, yes, we know the Voyager. We are going to go with Voyager. Then there’s a board meeting.—there is generally not a board meeting in December. Generally, we need that board meeting in November and that’s why our level of angst over getting this in this quarter is high. They will not issue any kind of POs without getting board approval.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

That’s a large district because these are large POs that require board approval.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Of this $10 million, how much of it is repeat customers?

Ron Klausner—ProQuest Education Businesses—President

This is all repeat customers. Or I should say a vast majority.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Thank you.

Operator

Scott Krasik, CL King Associates.

Scott Krasik—CL King & Associates—Analyst

Hi, guys. Actually, Jim I think did a pretty good job running through the exercise I was going to do. So, I will talk to you guys later. Thanks.

Operator

Michael Meltz, Bear Stearns.

Michael Meltz—Bear Stearns—Analyst

Sorry—one last question. What was Voyager EBITDA and EBIT in the third quarter?

Kevin Gregory—ProQuest Company—SVP & CFO

EBIT was about 15, and EBITDA was about 18.

Michael Meltz—Bear Stearns—Analyst

Thank you.

Operator

John Cristiano, UBS.

John Cristiano—UBS—Analyst

The $10 million, if there was a delay as you said, so it’s a few months—I don’t know if it’s three months or six months, does this mean that you expect to get basically, unusually higher sales in the first half of 2006 in Q1 and Q2, as these Texas districts get approvals for these purchases. Or is this something that is going to be pushed basically into next year’s selling season?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

The nice thing about an intervention solution like ours is that, it doesn’t necessarily have to go in at the beginning of the school year. It starts at various times and in fact in January or February, is another time that they can put—start up an intervention program. So, just isolating on Texas, I would say yes that the business that flows over into next year would probably represent business that we otherwise wouldn’t have had in the first quarter. So, just looking at without addressing the rest of the business because we haven’t gone through our full budgeting process. Yet, the flow over business we would expect that there is a lot of kids who are going to be starting up their intervention program in early next year that we would have liked it being them gotten started in October or sooner.

John Cristiano—UBS—Analyst

And then one last try on these divested businesses. Without looking forward I guess, if you can to talk to maybe generally a percentage, but I know the traditional business is pretty high, it’s pretty capital intensive. Can you talk to say a percentage of Capex in year-to-date that traditional has been responsible for?

Kevin Gregory—ProQuest Company—SVP & CFO

We really want to stay away from talking about specifics about those businesses again.

Alan Aldworth—ProQuest Company—Chairman, President and CEO

That’s one of the questions that we will answer with the full announcement.

John Cristiano—UBS—Analyst

Thank you.

Operator

Scott Krasik, CL King & Associates.

Scott Krasik—CL King & Associates—Analyst

Are you keeping the dissertation business?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Yes.

Scott Krasik—CL King & Associates—Analyst

Okay, so, what else in Traditional would still be there besides the dissertation?

Kevin Gregory—ProQuest Company—SVP & CFO

We would retain the newspapers. We retain obviously the dissertation and we would retain collections.

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Unique collections that are part of the content that goes into the Digital Vault products. The electronic products is retained as well. The periodicals are primarily the scholarly and professional journals that are on microfilm. So, subscriptions to journals on microfilm.

Scott Krasik—CL King & Associates—Analyst

Thanks.

Operator

Gary Merwitz with Investment Counselors of Maryland.

Gary Merwitz—Investment Counselors of Maryland—Analyst

I just had a quick question. I’m wondering what your thoughts were on what Google is talking about doing with I guess putting the books on the web and if you have had any conversations with them about how maybe you could help them do it?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Sure. It’s not just Google—everybody is talking about doing that. MSN put out a release today, and we know all of those folks would have discussions. I think that there is an opportunity for us to participate with them. We’ve done—we’ve dabbled in some things with some of those players. We haven’t finalized what our strategy would be with respect to working with one or multiple of the web search engines. I think, you know, the obvious question that we keep getting asked is what does this mean to our business longer-term? And the answer to that is our focus is on the academic market, the education market creating discipline-specific products. We know our customers best. So, our strategy is a publishing strategy versus an aggregation strategy. But, I think there is—there are probably opportunities for us to play with these other players because they know what we’ve done and we haven’t seen any evidence so far that Google, Yahoo, or Microsoft has ambitions to digitize content that we’ve already digitized or create products that are directly competitive with ours. There is a lot of content out there about—that they would like to provide access to. So, I think there is plenty of room for multiple players on both the consumer side and on the education side.

Gary Merwitz—Investment Counselors of Maryland—Analyst

Great. Thanks very much.

Operator

Jim Kitzinger, Kitzinger Lautmann Capital.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

On the traditional products, we are basically getting out of the serials and the journals, correct?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Yes.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Keep the newspaper in the back file and the dissertations?

Alan Aldworth—ProQuest Company—Chairman, President & CEO

Yes, correct.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay, if my memory serves me right, that business was $20 million or less business, is that accurate?

Kevin Gregory—ProQuest Company—SVP & CFO

I think that again, we prefer not to talk about specifics of those businesses until we close the deal.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay thanks.

Operator

At this time, there are no further questions. Mr. Trinske, are there any closing remarks?

Mark Trinske—ProQuest Company—Vice President Investor Relations

Yes operator. Thanks everyone for joining us on the call today. We still want to remind you that we will be putting out our detailed guidance probably two weeks from now or ten days from now at the Bear Stearns Conference and then we will be doing our Investors Day in Dallas at Voyager’s Headquarters on November 10th. I would like to see you there if you make it and thanks very much for participating in the call today.

Operator

This concludes today’s conference call. You may now disconnect.